EXHIBIT 10.19

T-MOBILE USA, INC.

2003 EXECUTIVE CONTINUITY BONUS PLAN
for executives with severance payment multipliers of 2

(As Amended and Restated Effective December 11, 2009)

T-MOBILE USA, INC.
2003 EXECUTIVE CONTINUITY BONUS PLAN
As Amended and Restated Effective December 11, 2009

Article 1. Purpose

The Compensation Committee of T-Mobile USA, Inc. has approved this amended and restated 2003 Executive Continuity Bonus Plan for certain senior managers of T-Mobile USA, Inc. and with whom T-Mobile USA, Inc. enters into an Agreement Regarding Executive Continuity Bonus Benefits. The Executive Continuity Bonus Benefits are intended as a vehicle to help retain, incent and focus highly qualified executives.

Article 2. Definitions
Whenever used in connection with this Plan, the following terms shall have the meanings set forth below.
2.1 2005 Supplemental Performance Cash Plan means the T-Mobile USA, Inc. 2005 Supplemental Performance Cash Plan effective as of January 1, 2005.
2.2 Affiliate means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with a named organization, or any entity in which the named organization holds a controlling interest, whether through the ownership of voting securities, member interests, by contract or otherwise. For this purpose, “control” shall be deemed to exist when more than 50% of the voting power for the election of the directors of the entity or of the capital stock of the entity is owned, directly or indirectly, by another person, or other entity.
2.3 Agreement Regarding Executive Continuity Bonus Benefits means an agreement between a Participant and T-Mobile USA, Inc., substantially in the form attached as APPENDIX A, which provides for benefits under this Plan.
2.4 Annual Plan means the Company’s Annual Incentive Bonus Plan for any calendar year (specifically excluding any other incentive plans including but not limited to the 2005 Supplemental Performance Cash Plan and the Phantom Share Plan, and any other bonus plan established by T-Mobile USA, Inc. under which Participant is eligible for bonuses).
2.5 Base Salary means the Participant’s annual base salary immediately prior to the termination of Participant by the Company or its Successor.
2.6 Board means the Board of Directors of T-Mobile USA, Inc.
2.7 Cause means any one or more of the following: (i) Participant’s gross neglect or willful material breach of Participant’s principal employment responsibilities or duties, (ii) a final judicial adjudication that Participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse affect on the Company or any of its Affiliates), (iii) Participant’s breach of any non-competition or confidentiality covenant between Participant and the Company or any Affiliate of the Company, (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of Participant’s employment with the Company or any of its Affiliates, (v) the material breach by Participant of any other obligation which continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates and which is demonstrably injurious to the Company or Affiliate.

2.8 Change in Control means the occurrence of any of the following transactions or events (whether voluntary or involuntary and whether as the result of one transaction or event or two or more related or unrelated transactions or events):
(a) DT and its Affiliates in the aggregate, (i) cease to be the “beneficial owners” (as such term is used in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, whether or not applicable) and record owners of more than 50% of both the voting power for the election of directors of the Company and the outstanding capital stock of the Company, or (ii) cease to otherwise have the power to direct the management and policies of the Company, whether through the ownership of capital stock or voting power, by contract or otherwise, except that no Change in Control will be deemed to have occurred under this clause as a result of customary rights granted in any indenture, credit agreement or other agreement for borrowed money unless and until there has been a default under the terms of that agreement and the trustee or lender exercises the rights granted therein;
(b)    the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to any individual or entity (other than DT or Affiliates of DT);
(c)    (i) the Company, directly or indirectly, consolidates with, or merges with or into, another entity (other than DT or an Affiliate of DT), or (ii) any entity (other than DT or an Affiliate of DT), directly or indirectly, consolidates with, or merges with or into, the Company, and pursuant to such transaction (or transactions) the voting power or outstanding capital stock of the Company is converted into or exchanged for cash, securities or other property. A change in control does not include a transaction (or transactions) where DT or Affiliates of DT, in the aggregate, are the record and beneficial owners (as defined in subsection (a) above) of more than 50% of both the voting power for the election of directors and the outstanding capital stock of the surviving or transferee entity.
2.9 Code means the Internal Revenue Code of 1986, as amended.
2.10 Company means T-Mobile USA, Inc.
2.11 Compensation Committee means the compensation committee of the T-Mobile USA, Inc. Board, as appointed by the Board.
2.12 Constructive Termination means the occurrence of any of the following conditions about which the Participant notifies the Company within not more than 90 days after initial existence and which the Company does not cure within 30 days of such notice a Change in Control: (i) a material reduction of the Participant’s duties, title, authority or responsibilities, relative to the Participant’s duties, title, authority or responsibilities as in effect immediately prior to such Change in Control; (ii) a material reduction in the Participant’s Base Salary; (iii) a material reduction in the kind or level of qualified retirement and welfare employee benefits from the like kind benefits to which the Participant was entitled immediately prior to a Change in Control with the result that the Participant’s overall benefits package is materially reduced without similar action occurring to other eligible comparably situated employees; and (iv) a relocation of the Participant’s principal business site to a location outside of a fifty (50) mile radius from the location of Participant’s principal business site immediately prior to a Change in Control; and (v) such other event, if any, as are set forth in a Participant’s Agreement Regarding Executive Continuity Bonus Benefits.
2.13 DT means DEUTSCHE TELEKOM AG, an AKTIENGESELLSCHAFT organized and existing under the laws of Germany.
2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended.
2.15 Executive Continuity Bonus Benefits mean the benefits under this Plan.
2.16 Participant means an employee of the Company who has entered into an Agreement Regarding Executive Continuity Bonus Benefits with the Company

2.17 Phantom Share Plan means the T-Mobile USA, Inc. Phantom Share Plan effective as of January 1, 2006 and any successor or replacement plans entitled Phantom Share Plan.
2.18 Plan means this T-Mobile USA, Inc. 2003 Executive Continuity Bonus Plan for Executives with Severance Payment Multipliers of 2, as amended and restated effective January 1, 2008, and subsequently amended from time to time.
2.19 Plan Administrator means the Board or the Compensation Committee of the Board or their designee, as the Board shall determine.
2.20 Release Agreement means a general waiver, release and agreement substantially in the form of the General Release attached hereto as APPENDIX B.
2.21 Severance Payment Multiplier means the factor that will be used to determine a Participant’s Executive Continuity Bonus Benefits under Section 4.1(a), which is based on the title and/or salary grade held by the Participant and will be set forth in the Participant’s Agreement Regarding Executive Continuity Bonus Benefits. The multiplier for executives eligible under this Plan is 2.
2.22 Successor means the entity that is the survivor upon a Change in Control or otherwise becomes bound to the obligations of the Company by operation of law.
2.23 Target Percentage means the percentage of Base Salary used to establish the Participant’s total award potential under the Annual Plan, as though the Company and the Participant achieve their respective target performance objectives established under the applicable Annual Plan.
2.24 Termination Date means the date on which the Participant’s employment ceases.
2.25 Transaction Agreement means a definitive written agreement that commits the signatories to a Change in Control involving the Company, pursuant to which the Change in Control contemplated in the Transaction Agreement actually occurs (including such agreements that contain conditions precedent to closing, but not including non-binding letters of intent or other similar non-binding expressions of interest).

Article 3. Eligibility for Executive Continuity Bonus Benefits
Only those employees selected by the Plan Administrator, in its sole and absolute discretion, shall be Participants in this Plan. An Agreement Regarding Executive Continuity Bonus Benefits must be executed by an authorized signatory of T-Mobile USA, Inc. and duly delivered to and executed by the Participant prior to the Company entering into the Transaction Agreement relating to the Change in Control or on such later date as is approved by the Plan Administrator. A Participant in this Plan may become entitled to Executive Continuity Bonus Benefits hereunder only in accordance with Article 4 of this Plan. Participants who move to a position below the Vice President level more than 120 days before a Change in Control will no longer be eligible under this Plan.

Article 4. Change in Control Benefits
4.1 Involuntary Termination Without Cause and Constructive Termination. If the Participant’s employment is terminated after a Change in Control on or before December 31, 2013 (i) by the Company without Cause, or (ii) by the Participant as a result of a Constructive Termination, the Participant shall be entitled to receive the benefits set forth below:
(a) Severance Payment.    A severance payment equal to the sum of:

(i) The Participant’s Severance Payment Multiplier multiplied by the Participant’s Base Salary, plus
(ii) The Participant’s Severance Payment Multiplier multiplied by Participant’s Target Percentage under the applicable Annual Plan at the time of termination of such Participant; plus
The severance payment shall be paid to the Participant in a single lump sum cash payment within sixty (60) calendar days (subject to Section 11.3 hereof) after the later of (i) Participant’s Termination Date; and (ii) the date the Participant delivers a signed Release Agreement (which is not thereafter rescinded within the period provided for in the Release Agreement) to the Successor in accordance with Section 5.1; provided however, that no payment required hereunder shall be made later than the time period specified in IRS Code Section 409A.
(b) Stock Option Rights. Notwithstanding any provision to the contrary contained in an individual option agreement or the stock option plan under which such option was granted, all stock options granted through the date of the Change in Control to Participants under the stock option plans covering employees of the Company (including, without limitation, the 2000 Management Incentive Stock Option Plan and stock option plans of T-Mobile USA, Inc., Powertel, Inc. and their predecessors in interest) which have not otherwise expired by their terms as of such time shall, to the extent not then vested, become fully vested and immediately fully exercisable and may be exercised on or before the expiration date thereof.

Article 5. Conditions and Limitations on Payment of Benefits
5.1 Release Agreement. In order for the Participant to receive Executive Continuity Bonus Benefits under Section 4.1, the Participant (or if the Participant is disabled or deceased its estate, guardian or representative) must execute and deliver a Release Agreement to Successor prior to and as a condition to receiving payments pursuant to this Plan.
5.2    Other Benefits. The Company may maintain other severance plans or may have entered into or enter into in the future other agreements with certain employees which contain severance provisions or other rights (collectively “Other Severance Arrangements”). The Severance Payments pursuant to Section 4.1(a) hereof shall be reduced by any cash severance payments otherwise required to be provided to the Participant in connection with Participant’s termination of employment pursuant to such Other Severance Arrangements, provided however, that for purposes of this Section 5.2, any severance provisions or other rights or payments to which Participant may be eligible under the 2006 Phantom Share Plan, as amended, shall not be interpreted as Other Severance Arrangements and any Serverance Payments made pursuant to Section 4.1 shall not be reduced by any cash severance payments under the 2006 Phantom Share Plan. The stock option rights granted under Section 4.1(b) shall not reduce or replace any stock option rights granted to any Participant under any other plan, agreement or arrangement, but shall be in addition thereto, provided that in no event shall a Participant’s options be exercisable beyond the expiration date in the stock option agreement. Furthermore, the Severance Payments pursuant to Section 4.1 (a) shall not be reduced by payments under any other long term incentive plan or bonus plan.
5.3 No Benefits on Other Termination. If (a) the Participant voluntarily terminates employment with the Company (other than in a Constructive Termination), (b) the Company terminates the Participant’s employment for Cause, or (c) the Participant’s employment terminates by reason of his or her disability or death, then the Participant shall not be entitled to receive Executive Continuity Bonus Benefits pursuant to this Plan; provided, however that in the event that the Participant’s employment terminates by reason of his or her disability or death which occurs on or prior to December 31, 2013 and after (i) the Change in Control occurs and (ii) the Participant has been informed in writing that he or she will be terminated (other than for Cause), such Participant or the Participant’s estate shall be entitled to the benefits set forth in Section 4.1 above.

Article 6. Tax Cap/Golden Parachute
In the event any Executive Continuity Bonus Benefit payable to a Participant hereunder constitutes a “parachute payment” under Section 280G of the Code, the Participant’s benefits under Article 4 shall be either:

(i)	delivered in full, or

(ii)
delivered to such lesser extent as would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by Participant on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Article 6, including the manner and amount of any reduction in the Participant’s benefits under Article 4, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”). For purposes of making the calculations required by this Article 6, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Article. The Accounting Firm shall provide its written report to the Company and the Participant and shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Article 6. In the event this Article 6 becomes applicable, it will supersede any provision regarding “parachute payments” contained in an individual option agreement or the stock option plan under which such option was granted that would otherwise take effect.

Article 7. Funding Policy and Method
Benefits and any administrative expenses arising in connection with this Plan shall be paid as needed solely from the general assets of the Company. No contributions are required from any Participant. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Participants’ rights against the Company with respect to severance and other benefits provided under this Plan shall be those of general unsecured creditors.
Article 8. Employment Status; Withholding
8.1 Employment Status. This Plan and the Agreement Regarding Executive Continuity Bonus Benefits do not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. Unless the Participant has a written and duly executed employment agreement with the Company that indicates otherwise, the Participant’s employment is and shall continue to be “at-will,” as defined under applicable law.
8.2 Withholding Taxes. Payments hereunder are subject to all applicable taxes and withholding.
Article 9. Successors to Company
As part of any Change in Control, Successor shall be obligated and, as a condition of closing, caused to assume the obligations under this Plan and to perform the obligations hereunder which assumption shall be evidenced by an agreement in writing.

Article 10. Duration, Amendment and Termination
The Plan Administrator has the discretionary authority to terminate this Plan or to amend this Plan in any respect (subject to the limitations set forth below), in which event the Company shall give written notice to the Participant within forty-five (45) days after the Plan Administrator’s action. The Plan shall terminate as to a Participant on the earlier of: (i) the date all obligations hereunder have been fully paid and distributed to the Participant, or (ii) December 31, 2013 except to the extent such Participant has become entitled to benefits on or prior to December 31, 2013. Notwithstanding the foregoing, no addition, amendment, modification, repeal, termination, or suspension of this Plan shall adversely affect, in any way, the rights or benefits of any employee, who has become a Participant under the Plan prior to the date such addition, amendment, modification, repeal, termination or suspension occurs.
Article 11. Notice and Claims
11.1 General. Notices and all other communications contemplated under this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Sr. Vice President and General Counsel . The address of the Company is currently as follows:
T-Mobile USA, Inc.
Attn: Sr. Vice President and General Counsel
12920 SE 38th St.
Bellevue, WA 98006

11.2 Claims. All claims for benefits by the Participant must be made by notice in writing to the Company’s successor. In the event any claim for benefits by the Participant is denied, in whole or in part, the Company shall notify the Participant of such denial in writing. Such written notice shall set forth the specific reasons for the denial and shall be given to the claimant within forty-five (45) days after the Company’s successor receives his or her written claim for Executive Continuity Bonus Benefits.
11.3 Notice by the Participant of Constructive Termination by the Company’s Successor. In the event that a Participant believes he or she has suffered Constructive Termination after a Change of Control, the Participant shall give written notice to the Successor that such Constructive Termination has occurred. The Participant shall give such notice no later than sixty (60) days following the date on which Participant has actual knowledge that such Constructive Termination occurred. The notice shall provide the specific provision or provisions in this Plan upon which the Participant relied in making his or her claim; and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such claim. The failure by the Participant to include in the notice any fact or circumstance that contributes to a showing of Constructive Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder. The Successor must respond in writing within forty-five (45) days after the Participant’s notice is given, either (i) agreeing with Participant’s claim of Constructive Termination, or (ii) indicating the specific reason or reasons for its denial of Participant’s claim under this Plan. In the event the Successor denies the Participant's claim under the Plan, the Participant shall have the right to either (i) continue his or her employment and pursue his or her claim for benefits under the Plan by reason of Constructive Termination pursuant to arbitration conducted in accordance with Section 11.4 (i), provided that such arbitration shall be commenced by the Participant within fifteen (15) days of the Successor’s denial of the claim (or final appeal pursuant to Section 12.3 below) and must be completed within sixty (60) days of its commencement or (ii) terminate his or her employment and pursue Participant's claim for benefits under the Plan by reason of Constructive Termination pursuant either to arbitration conducted in accordance with Section 11.4 (i) or in a court of competent jurisdiction pursuant to Section 11.4 (ii).
11.4 Participant’s Remedies; Venue. In the event of any dispute or controversy between the Participant and the Company with respect to Executive Continuity Bonus Benefits, the Participant may elect (i) by written notice to the Company to have such dispute or controversy submitted to final and binding arbitration in King County, Seattle, Washington; or (ii) to pursue his or her remedies at law or in equity in an action or proceeding in a court of competent jurisdiction. If the Participant elects arbitration, such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the "AAA") then in effect; provided arbitration shall commence within fifteen (15) days after Participant's written notice of election and shall be completed within sixty (60) days after its commencement. Venue for action in court shall be exclusively in King County, Washington. The election made by the Participant under this Section 11.4 shall be the sole and exclusive remedy of the parties for any dispute or controversy arising under this Plan.
11.5 Attorneys' Fees and Costs. In the event that a dispute regarding benefits arises between the Company or Plan Administrator and the Participant or, in the case of the Participant's death, his or her beneficiary or estate, and such dispute is resolved through arbitration or litigation in court, the Arbitrator or court shall have the right to direct that all or a portion of the prevailing party’s reasonable attorneys' fees and costs incurred in such action be paid by the other party.
Article 12. Administration of Plan
12. 1 Administrative Procedures. The Plan Administrator, in accordance with the terms and intent of the Plan, shall administer the Plan and shall have full discretionary authority to interpret, construe and apply its provision and to make determinations as to the Participant's rights to participate in the Plan and the timing and amount of benefits, if any, owed to the Participant (or, in the case of the Participant's death, his or her beneficiary or estate). The Plan Administrator, in accordance with the terms and intent of the Plan, shall further adopt such rules and regulations, as it may deem necessary or advisable for the administration of the Plan.
12. 2 Benefit Determinations. Within forty-five (45) days following the Participant's termination from the Company, the Plan Administrator or its designee shall notify Participant of his or her eligibility or non-eligibility for benefits under the Plan. If the Plan Administrator determines that the Participant is not eligible for benefits, the notice shall set forth: (i) the specific reasons for such denial; (ii) a specific reference to the provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Participant to perfect his or her claim, and a description of why it is needed; and (iv) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed.
12.3 Appeal. If the Plan Administrator determines that the Participant is not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Plan Administrator by filing a petition for review with the Plan Administrator within sixty (60) days after receipt of the benefit determination notice issued by the Plan Administrator. Participant's petition shall state the specific reasons that the Participant believes entitle him or her to benefits or to greater or different benefits. The Plan Administrator shall promptly, but not later than forty-five (45) days after receipt of the petition, notify the Participant in writing of its decision on the appeal. Such notice shall be written in a manner calculated to be understood by the Participant, and shall state specifically the basis of the Plan Administrator's decision and the specific provisions of the Plan on which the decision is based. The Plan Administrator's decision on appeal shall be a final administrative determination on the claim. Should the Participant remain dissatisfied with the Plan Administrator's determination, Participant shall have the right to seek resolution of the dispute pursuant to the provisions of Section 11.4 hereof.
Article 13. ERISA Rights.

Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
13.1 Receive Information About Your Plan and Benefits. Examine, without charge, at the Plan Administrator's office and at other specified locations, such as worksites, all documents governing the Plan,

including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions. Obtain copies of all documents governing the operation of the Plan and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
13. 2 Prudent Action by Plan Fiduciaries. In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Participants and their beneficiaries. No one, including the Company, may fire or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit under this Plan or exercising his or her rights under ERISA.
13.3 Enforce Participant Rights. Under ERISA, there are steps a Participant can take to enforce his or her rights under the Plan. For instance, if a Participant requests materials from the Plan and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits that is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. In addition, the Participant may file suit in a state or federal court. If a Participant is discriminated against for asserting his or her rights under the Plan, Participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds that the claim was frivolous.
13.4 Assistance With Questions About Plan Benefits. If Participants have any questions about this Plan, they should contact the Plan Administrator. If Participants have any questions about this statement or about their rights under ERISA, or they need assistance in obtaining documents from the Plan Administrator, they should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Article 14. Miscellaneous Provisions
14.1 Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
14.2 No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law (except as set forth in Section 14.3), including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 14.2 shall be void.
14.3 Payment to Estate, Guardian or Fiduciary. The Executive Continuity Bonus Benefits payable to a Participant pursuant to this Plan, if the Participant subsequently dies or becomes disabled before payment is completed shall be payable to the Participant’s estate or to his or her guardian or other fiduciary, respectively. If the Participant’s death or disability occurs after he or she is or becomes entitled to any benefits hereunder then the Participant’s estate, guardian or fiduciary shall have the right to accept and obtain all of the Participants rights hereunder. If the Participant has filed the notice of Constructive Termination pursuant to Section 11.3, then the Company must respond to the Participant’s estate, guardian or other fiduciary, as the case may be, in lieu of the Participant, within forty-five (45) days after receipt of the Participant’s claim. If the Participant’s death or disability occurs (i) within the sixty (60) day period for the Participant to give notice of Constructive Termination under Section 11.3, or (ii) after the Participant’s termination for other than Cause or voluntary termination of employment by Participant (other than a Constructive Termination), then the Participant’s estate, guardian or other fiduciary shall have ninety (90) days after the Participant’s death or disability, as the case may be, to give any written notice to the Company required hereunder. In either case of Constructive Termination, the procedures of Section 11.3 shall apply with the estate, guardian or other fiduciary acting for the Participant with respect to the claim of Constructive Termination.
14.4 Participant's Cooperation. The Participant shall cooperate with the Company by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder and taking such other actions as may be requested by the Plan Administrator.
14.5 Confidentiality. Participant shall keep the terms of the Plan and the Agreement Regarding Executive Continuity Bonus Benefits confidential and shall not disclose or characterize any of the terms to anyone (except as may be required by law) other than to members of his or her immediate family, his or her attorney, and persons assisting him or her in financial planning or income tax preparation, provided that Participant shall require these people to keep such information confidential.
14.6 ERISA Plan. The Plan is intended to be an unfunded program maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3, and 4 of Title I of ERISA.
14.7 Captions. The captions of the sections and subsections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
14.8 Governing Law. This Plan shall be administered in the United States of America, and its validity, construction, and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by ERISA, without regard to its choice of law provisions.
14.9    Section 409A of the Code. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A of the Code. This Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of any Participant).
14.10    Modification or Termination of Plan. To the extent permitted by law, this Plan may be modified or terminated at any time by the Compensation Committee upon written notification to Participants.

Dated: December 11, 2009

Compensation Committee as appointed
by the Board of T-MOBILE USA, INC.

12920 SE 38th Street
Bellevue, Washington 98006

APPENDIX A

T-MOBILE USA, INC.
AGREEMENT REGARDING
EXECUTIVE CONTINUITY BONUS BENEFITS

T-Mobile USA, Inc. (“Company”) and _______________________ (“Participant”) hereby enter into this Agreement Regarding Executive Continuity Bonus Benefits. The Company and Participant agree to the terms and conditions of the Company’s 2003 Executive Continuity Bonus Plan (the “Plan”) as amended, a copy of which is attached hereto and incorporated herein. Participant and the Company acknowledge and agree that upon execution of this Agreement by the Participant, all outstanding options granted to Participant, shall become nonqualified stock options (to the extent not already done so), without regard to whether such options were intended to be incentive stock options under the agreement(s) granting such options within the meaning of Internal Revenue Code Section 421 at the date of grant.

Pursuant to Section 2.21 of the Plan, the Participant’s Severance Payment Multiplier shall be ________.

PARTICIPANT

Date:         Signature:

Print Name:

Compensation Committee as appointed
by the Board of T-MOBILE USA, INC.

12920 SE 38th Street
Bellevue, Washington 98006

APPENDIX B

GENERAL RELEASE

This General Release (“Release”) is executed by ________________ (“Participant”) in accordance with requirements of the T-Mobile USA, Inc. 2003 Executive Continuity Bonus Plan (the “Plan”) as amended, and in connection with Participant’s separation from service with _______________________________ (the “Company”).

WHEREAS, Participant’s employment with the Company is terminating;

WHEREAS, Participant has been given an adequate period to conside this Release and if applicable, revoke acceptance. ;

WHEREAS, the Company hereby advises Participant in writing to consult with an attorney before signing this Release;

WHEREAS, Participant acknowledges that the consideration to be provided to Participant under the Plan, i.e. the severance payment and stock option rights, is sufficient to support this Release; and

WHEREAS, Participant understands that the Company regards the representations by Participant in this Release as material and that the Company is relying on such representations in providing any severance payment and stock option rights to Participant pursuant to the Plan.

EMPLOYEE THEREFORE AGREES AS FOLLOWS:

1.    Termination Date. The last date of Participant’s employment with or service to the Company or any of its Affiliates in any capacity was __________________ (“Termination Date”). For purposes of this Release, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with a named organization, or any entity in which the named organization holds a controlling interest, whether through the ownership of voting securities, member interests, by contract or otherwise. For this purpose, “control” shall be deemed to exist when more than 50% of the voting power for the election of the directors of the entity or of the capital stock of the entity is owned, directly or indirectly, by another person, or other entity.
2.     Claims Released. On behalf of Participant and Participant’s marital community, heirs, executors, administrators and assigns, Participant expressly waives, releases and acknowledges satisfaction of all claims of any kind (including claims to attorney’s fees), damages, causes of action or disputes, whether known or unknown, foreseen or unforeseen, asserted or unasserted, based upon acts or omissions occurring or that could be alleged to have occurred on or prior to the Effective Date of this Release, against the Company, its present and former Affiliates, their predecessors, successors and assigns, and all of their present and former parent companies, officers, directors, shareholders, owners, employees, members, agents, trustees, insurers, representatives, general and limited partners, and attorneys, in their individual and representative capacities (collectively “Released Parties”) which arise out of or relate in any way to Participant’s employment by the Company or any of its present or former Affiliates or released parties, orthe terms and conditions thereof, any failure to promote Participant and the termination or cessation of Participant’s employment with the Company or any of its present or former Affiliates. This waiver and release includes without limitation any claims for wages, employee benefits, equitable relief, and damages of any kind arising out of: any contracts, express or implied; tort; any covenant of good faith and fair dealing; estoppel; misrepresentation; discrimination; harassment; retaliation; wrongful termination or any legal claim regarding the Company’s or any of its Affiliate’s actions or right to terminate the employment of Participant; any foreign, federal, state, or local laws, regulations, or orders, including, without limitation, Title VII of the Civil

Rights Act of 1964, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended (“ERISA”), the Family and Medical Leave Act, or any other law, regulation order or legal limitation applicable to the employment relationship. Excluded from this waiver and release are any claims that may arise as a result of a breach of Company’s or any of its Affiliates obligations under the Plan, claims arising by virtue of this Release, claims of vested rights under ERISA, claims challenging the validity of this Release under the Age Discrimination in Employment Act, or any other claim that may not be lawfully released under this Release. However, notwithstanding the foregoing, (1) to the extent that the Participant has a written indemnification agreement with the Company or any of its present or former Affiliates pertaining to his or her role as a director, officer, employee or agent of the Company or any of its present or former Affiliates, or to the extent that the Participant would otherwise be entitled to indemnification by the Company or any of its present or former Affiliates with respect to his or her role as a director, officer, employee or agent of the Company or any of its present or former Affiliates by operation of law, by provisions in the articles of incorporation of the Company or any of its present or former Affiliates or its or their bylaws, or otherwise, this waiver and release shall not apply with respect to the Participant’s right to indemnification from the Company or any of its present or former Affiliates pursuant thereto, and (2) to the extent that the Participant has any (i) earned but unused vacation with the Company or any of its present or former Affiliates; (ii) earned but unpaid compensation due from the Company or any of its present or former Affiliates ; (iii) earned but unpaid commissions owed to Participant; or (iv) any pending reimbursable expenses which have been properly incurred, documented and with respect to which the Participant has filed all appropriate documentation for reimbursement under the Company’s or any of its present or former Affiliate’s current expense reimbursement policy, this waiver and release shall not apply with respect to the Participant’s right to payment of such amounts. Except for such amounts and any amounts due under the Plan, Participant represents and warrants that Participant has received payment of all wages, benefits, commissions and all other amounts owed to Participant as a result of Participant’s employment with the Company or any of its present or former Affiliates prior to the date of this Release. The term “Released Claim” as used in this Release shall mean all claims and matters released under this Section 2.
2.a. California Notice. If Participant is a resident of the state of California, Participant expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity. Participant expressly accepts and assumes the risk of such unknown or underestimated losses or claims and acknowledges and agrees that the benefits to be provided to Participant pursuant to this Release fully compensate Participant for such risks. Participant expressly waives all rights she or he may have under California Civil Code Section 1542 (“Section 1542”) or under any other state or federal statute or common law principle of similar effect. Section 1542 provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. For purposes of this Release, the term “creditor” shall mean the Participant.
3. Covenant Not To Sue.  Participant represents and warrants that Participant has not filed any litigation based on any Released Claims.  Participant covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Participant, shall be dismissed.  Participant represents and warrants that at the time of execution of this Release, Participant has no knowledge of any Released Claims that Participant may have had to assert against Released Parties except for those that Participant reported in writing to Employer’s Chief People Officer prior to Participant’s execution of this Release. Participant acknowledges and agrees that breach of the covenant contained herein shall constitute a material breach of this Release. Should Participant attempt to prosecute any Released Claim, Participant shall repay to Employer ninety-five percent (95%) of all payments received under the Plan, and Participant shall reimburse Released Parties for any attorneys’ fees and costs incurred by them in the enforcement of the covenants contained herein.

4.    Adequate Consideration. The consideration offered in the Plan of a severance payment and stock option rights is accepted by Participant as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims described herein, and Participant expressly agrees that Participant is not entitled to, and shall not receive, any further recovery or remedies of any kind from the Company or any of the other Released Parties in respect of the claims described herein, except to the extent that the Participant has not released such claims or rights pursuant to paragraph 2 above, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Participant, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Participant. Participant agrees that Participant has no present or future right to employment with the Company or any of the other Released Parties.
5.    Ownership of Released Claims. Participant expressly represents and warrants that Participant is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that Participant has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
6.    Review and Revocation Period. Participant is advised to review this Release (including Exhibit A, if applicable) with Participant’s attorney prior to executing and delivering it to the Company.
(i) If Participant is forty (40) years of age of older, Participant has forty-five (45) days (or if the Participant has died or is disabled, the estate, guardian, or representative shall have ninety (90) days) from receipt of this Release to consider and execute this Release, after which time the offer of this Release and the associated benefits under the Plan (i.e. severance and stock option rights) shall expire and may no longer be accepted. Participant may accept this Release any time before expiration of the forty-five (45) days, but not before the Termination Date, in which case Participant shall waive the remainder of the consideration period. Participant has a period of seven (7) calendar days after delivering the signed Release to revoke the Release. To revoke, the Sr. Vice President and General Counsel of T-Mobile USA, Inc. must receive a notice of revocation at the below address on or before the seventh day after execution of the Release. This Release shall become effective on the eighth (8th) day after delivery of this executed Release by Participant to the Sr. Vice President and General Counsel, provided that Participant has not revoked the Release (“Effective Date”).
(ii)    If Participant is under the age of forty (40), Participant has 14 days to consider and execute this Release, after which time the offer of this Release and the associated benefits under the Plan (i.e. severance and stock option rights) shall expire and may no longer be accepted
(iii) To accept, Participant must execute and deliver the Release to the Sr. Vice President and General Counsel T-Mobile USA, Inc., 12920 SE 38th St., Bellevue, WA 98006.
7.    Participant Acknowledgement. Participant warrants and represents that Participant: (i) has carefully read this Release, knows its contents, and finds that it is written in a manner that Participant understands; (ii) has been advised to consult and has discussed the Release and its effects with his or her personal attorney or has knowingly and voluntarily waived the right to do so; (iii) understands he or she is giving up the claims, damages, and disputes as described in Section 2, including claims under the Age Discrimination in Employment Act and other statutes, that may have arisen before the date of this Release; (iv) has had ample time to review and analyze this entire Release; (v) has been informed, if applicable, through a separate written memorandum of the class, unit or group of individuals covered by this separation program, any eligibility factors and time limits for this program, the job titles and ages of all individuals selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not selected for the program; and (vi)  has no relied upon any representation or statement concerning the suject matter of this Release,except as expressly staed herein and in the

Plan document and (vii), has signed this Release as Participant’s free and voluntary act, understanding its final and binding effect.
8.    Entire Agreement. This Release together with any attachments constitutes the entire understanding between the parties with respect to the matters described herein, and supersedes and invalidates any and all prior or contemporaneous actual or alleged oral or written agreements or understandings on this subject; provided however, that any non-competition, nonsolicitation, or nondisclosure obligations pursuant to any agreement between Participant and the Company, or any of its present or former Affiliates, shall remain in full force and effect. Participant has not relied on any oral statements that are not included in this Release. This Release can only be modified in writing signed by an executive officer of T-Mobile USA, Inc. and Participant.
9.     Property.  Participant represents and warrants that Participant has turned over to Released Parties all of their property, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Participant received in the course of employment.  Participant promises not to access or attempt to access T-Mobile or Affiliates’ computer systems or software or facilities as of the Termination Date or thereafter, nor will Participant provide information to any other person or entity that will allow that party unauthorized access to such computer systems or software or facilities.

10.     Confidentiality.  Participant acknowledges and agrees that any obligation that Participant has had to protect the confidential or proprietary information or intellectual property of Released Parties or to transfer to T-Mobile or Affiliates any interest in intellectual property, whether contractual or otherwise, including any restrictive covenants to which Participant has agreed (“IP Obligations”), shall remain in full force and effect and that Participant shall comply fully with such obligations.  Participant represents and warrants that Participant has been in full compliance with the IP Obligations at all times prior to this Release.  In addition to and not in place of any IP Obligations Participant may have, Participant agrees not to use or disclose any confidential or proprietary information or trade secrets of T-Mobile or any of the Released Parties.  For the purposes of this Release, “confidential or proprietary information or trade secrets” means all data and information in whatever form, tangible or intangible, that is not generally known to the public and that relates to the business, technology, practices, products, marketing, sales, services, finances, or legal affairs of T-Mobile, its Affiliates, or any third party doing business with or providing information to Employer.  Participant agrees and acknowledges that the terms and conditions of this Release are confidential and shall not be disclosed to any third party, except for Participant’s spouse, attorney, or financial advisor, who Participant covenants shall comply with this provision.  Participant shall refrain from making disparaging statements about Employer, its personnel or its products or services.  Nothing in this Section is intended to restrict Participant’s compliance with law or the legal process.

11.     Intellectual Property. Participant hereby assigns all right, title, and interest in and to all Inventions to Company, its successors, Affiliates, and assigns.  “Inventions” shall mean any and all inventions, software, discoveries, developments, concepts, ideas, know-how, trade secrets, prototypes, designs, methods, processes, and techniques, and improvements to any of the foregoing, which Participant conceived, authored, or otherwise generated and/or reduced to practice (alone or jointly with any of Company’s employees or agents) in the course of Participant’s employment. The forgoing assignment of inventions shall not apply to any inventions for which no equipment, supplies, facilities, or trade secret information of Company were used and that were developed entirely on Participant’s own time, unless (i) the invention relates (A) directly to the business of Company or its Affiliates, or (B) to Company’s or its Affiliates’ actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Participant. To the extent that Participant used or incorporated (or permitted others to use or incorporate) any of Participant’s proprietary know-how that was in existence before Participant’s employment (“Existing Participant Know-How”) in any services, technology, or products prepared or produced in connection with employment with Company, Participant hereby grants to all released parties a non-exclusive, irrevocable, perpetual, royalty-free, fully paid up, worldwide right and license under such Existing Participant Know-How (including any patent or other intellectual property rights therein) to further develop, make, use, sell, and import any and all services, technology, or products, and to sublicense any or all of the foregoing rights (including the right to grant further sublicenses), for so long as such Existing Participant Know-How is in existence and is licensable by Participant. To the extent any materials Participant created within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire.  To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, mask work, trademark, trade secret, or any other proprietary rights protection, and to the extent they are not Existing Participant Know-How, Participant hereby irrevocably and exclusively assigns and agrees to assign to Company, its successors, and assigns, all right, title, and interest in and to all such materials.  To the extent any of Participant’s rights in the same, including any moral rights, are not subject to assignment hereunder, Participant hereby irrevocably and unconditionally waives all enforcement of such rights. Participant agrees to execute and deliver such instruments and take such other actions as may be required to carry out the assignments contemplated by this Section.  If Participant fails to execute such instruments by reason of Participant’s mental or physical disability or any other reason, Participant hereby irrevocably appoints Company, its Affiliates, and its officers and agents as Participant’s agent and attorney-in-fact to execute such instruments on Participant’s behalf.

12.    Governing Law. This Plan shall be administered in the United States of America, and its validity, construction, and all rights hereunder shall be governed by the laws of the State of Washington, except to the extent preempted by ERISA, without regard to its choice of law provisions.
13.     Venue. Any legal or equitable action or any proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Release or any provision hereof, shall exclusively be filed and adjudicated in King County, Washington and no other venue and Participant agrees to such exclusive venue.
14.    Cooperation. In return for the amounts paid hereunder, Participant agrees to cooperate in defense of Company and Affiliates in any legal action or claim in which Participant is named as a witness. Cooperation shall include, upon request, participating in and testifying at depositions, trials, mediations, arbitrations, or other hearings; providing information in written format such as declaration or affidavit; and providing general assistance to Company, Affiliates, and/or their attorneys. Participant acknowledges that this is a material term of this Release, and that breach of this term would cause damage. Accordingly, Participant agrees to repay 25% of the amounts paid hereunder in the event that s/he does not comply with this Section. Lack of compliance shall be shown by failure, after notice in writing, to abide by Company’s request.
15.     Severability. The provisions of this Release are severable, and if any part is found to be unlawful or unenforceable, the other provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law, unless it alters the essential purpose(s) of the Release, in which case, the Release will be reformed as necessary to as closely as possible achieve its essential purposes.

[NAME]
Date:

EXHIBIT A to Appendix B

Older Workers’ Benefit Protection Act Group Disclosure Form (If Applicable)

You and other T-Mobile USA, Inc. employees are eligible to receive certain severance benefits in connection with your layoff, which is being administered as part of a business change in control. The severance benefits are described in the General Release to which this Exhibit A is attached. In accordance with the Older Workers’ Benefit Protection Act (OWBPA), we are providing you with the following information regarding individuals who were selected and not selected for layoff. The attached chart was prepared as of [DATE]. It shows the number of employees eligible and ineligible for severance benefits by age and job title. Employees listed as “ineligible” are ineligible because they were not to be laid off when you were. We are required by law to provide this information to all those eligible.

Change In Control
Eligible (Selected for Layoff)			Ineligible
Age	Title	Number of employees	Age	Title	Number of employees